EXHIBIT 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement, is executed and effective for all purposes as of June 10, 2008 by and between Synergx Systems Inc., a Delaware corporation having its principal office at 209 Lafayette Drive, Syosset, New York 11791 (the “Company”) and Paul Mendez, an individual with a mailing address of P.O. Box 2059, East Hampton, New York 11937 (the “Executive”).

In consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

1.1 Affiliate. An entity controlling, controlled by or under common control, or in joint venture with the Company.

1.2 Confidential Information. That secret proprietary information of the Company or any Affiliate of whatever kind or nature disclosed to Executive or known by Executive (whether or not discovered or developed by Executive) as a consequence of or through his employment with the Company. Such proprietary information shall include without limitation, all customers lists, price quotations, costs, price lists, employee information, supplier information, marketing information and strategies and all information relating to the Products, processing, manufacturing, assembly, quality control, know-how, research and development, sources of supplies and materials, operating and other cost data, distribution arrangements and Product proposals and marketing, any of which information is not generally known in the industry or in related industries in which the Company or any Affiliate engages in business (including industries supplying to or purchasing from the Company of any Affiliate) in the United States and Canada and shall specifically include all information contained in manuals, communications with customers and suppliers, memoranda, formulae, plans, drawings and designs, specifications, equipment and machinery configurations, and records of the Company and any Affiliate legend or otherwise identified by the Company or any Affiliate as Confidential Information.

1.3 Inventions. Those discoveries, developments, concepts and ideas whether or not patentable, that relate to the Products and to the present and prospective activities of the Company or any Affiliate (which activities are known to Executive by reason of his employment with the Company).

1.4 Products. Finished and other products being, or being contemplated to be, manufactured, assembled, processed, distributed or marketed, in whole or in part, by the Company or any Affiliate.

2 Employment. The Company shall employ Executive to act as its President and Chief Executive Officer, effective as of the date hereof (the “Commencement Date”), and continuing until either party delivers 30 days prior notice of its intention to terminate this Agreement. Each 12 consecutive month period, beginning on the Commencement Date, within such term shall be referred to as a “Year.”

3 Duties. Executive agrees to use his best efforts to serve the Company well and faithfully as President and Chief Executive Officer or such other positions or titles as assigned by the Board of Directors as are commensurate with Executive's experience and capabilities. Executive also agrees to serve without additional compensation as an officer and director of such subsidiaries of the Company as the Company may request from time to time and assume such responsibility and authority for such entities as are comparable with Executive's responsibilities and authority hereunder and is reasonable under the circumstances. The Company acknowledges and agrees that Executive may devote a substantial portion of his efforts to other business interests.  In his capacity as President and Chief Executive Officer, Executive will have such powers, authorities and responsibilities (directly or via direct subordinates) consistent with this Agreement as determined by the Board of Directors of the Company, including but not limited to the following, which may be modified by the Board of Directors from time to time.  Executive shall be responsible for and participate in all activities of the Company’s subsidiaries, including Casey Systems Inc. and Systems Service Technology Corp. including:

3.1 Supervise all operating management;

3.2 Together with the Company's Chief Financial Officer, develop a budget;

3.3 Together with the Company's Chief Financial Officer, develop and supervise and evaluate the effectiveness of the design and operation of the Company's SEC mandated disclosure controls and procedures;

3.4 Review all salary increases with operating management;

3.5 Direct and supervise all strategic planning, including identify and negotiate any potential mergers and/or acquisitions;

3.6 Evaluate, supervise and negotiate the Company's banking needs and relationships; and

3.7 Carry out any directive that may be required by the Board of Directors not inconsistent with this Agreement or applicable law.

4 Compensation. As compensation for all services to be rendered by Executive hereunder, the Company agrees to pay to Executive a salary of $20,000 per Year, subject to adjustment by the Company’s Board of Directors.  Executive’s salary shall be payable in the same manner the Company pays compensation to its non-employee directors.  The Company shall reimburse all of Executive's reasonable business expenses in accordance with the Company's policies as in effect from time to time.

5 Termination of Employment.  The Board of Directors of the Company may terminate Executive's employment hereunder and remove Executive from his position with the Company without cause by giving 30-days prior written notice to Executive.  The Executive may terminate his employment with the Company hereunder by giving 30-days prior written notice to the Board of Directors of the Company.

6 Assignment; Survival.  Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, and their respective successors and assigns, upon liquidation, dissolution or winding up of the Company, or upon any sale of all or substantially all of the assets of the Company, or upon any merger or consolidation of the Company, as though successors and assigns of the Company and their respective successors and assigns were the Company.

7 Inventions. All Inventions which are at any time developed by the Company, until the termination of this Agreement (or, if based on or related to Executive's activities with the Company or on behalf of any Affiliate or any Confidential Information or Invention(s) made by the Company within one year after the termination of Executive's employment) shall be the property of the Company, free of any reserved or other rights of any kind on Executive's part in respect thereof. Executive agrees promptly to make full disclosure of any such Inventions to the Company, and at its cost and expense to execute formal applications for patents and also to do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of his rights and title to such Inventions and otherwise to carry out the purposes of this section 7.

8 Non-Disclosure. Except as required by his duties hereunder, Executive agrees that he will never, during or after his employment with the Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Company.

9 Return of Proprietary Materials. Upon termination of his employment with the Company, all equipment, models, prototypes, designs, plans, drawings, documents, procedural manuals, specifications, guides and similar materials, records, notebooks and similar repositories of or containing Confidential Information or Inventions, including all whether prepared by Executive or others, will be left with or promptly returned by Executive to the Company.

10 Non-Competition.

10.1 The Executive’s other business interests, including but not limited to Firecom Inc. and Multiplex Electrical Services, Inc. (“Related Companies”), and the Company may from time to time be engaged in actual or potential competition in the area of selling and/or servicing fire detection, life safety, security, energy management, intercom, and communication systems (the “Area of Competition”).  As an officer of the Company, Executive shall:

(a) endeavor to avoid obtaining any Related Company’s pricing strategy with regard to competitive bidding or other contract solicitation for projects in the Area of Competition;

(b) endeavor to avoid participating in any Related Company’s competitive bidding process or other contract solicitation in the Area of Competition;

(c) agree that any information which comes into his possession, as a result of his positions with the Company, relating in any way to the Area of Competition will be kept confidential and will not, without prior written consent of the Audit Committee of the Board of Directors, be disclosed by Executive to any individual directly or indirectly for any purpose whatsoever.

In the event that any conflict or question involving the Executive in reference to these guidelines, the Executive shall present such conflict to the Audit Committee of the Board of Directors of the Company who shall issue a ruling to Executive, as they deem necessary and appropriate, in order to avoid any potential conflict of interest.

10.2 For a period of one year from the termination of this Agreement, Executive will not personally participate in the competitive bidding process or other contract solicitation in the Area of Competition (directly as an employee, partner, sub-contractor, consultant or otherwise) from any customer of the Company or on or with respect to any project, facility or installation to which the Company provides services on the date of termination of this Agreement.

10.3 For a period of one year from the termination of this Agreement, Executive agrees not to recruit or solicit the employment or services of, or induce employees of, the Company or any of the Company’s Affiliates to terminate their employment.

11 Survival of Obligations. The Executive’s obligations under Section 10 shall survive termination of this Agreement.

12 Waiver.  The waiver of any provision, default or breach of this Agreement shall not be deemed to be a permanent waiver of any provision or waiver of any subsequent default or breach.  Any waiver shall not be construed to be a modification of the terms of this Agreement.

13 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions thereof, which shall remain in force and effect, and, should any tribunal having jurisdiction determine that any such term or provision is unenforceable, by reason of its overbreadth, whether as to time, geographical scope or otherwise, then such term or provision shall be deemed to be amended to reduce its scope by the degree of such overbreadth.

14 Notices. All notices required or permitted hereunder shall be given or made in writing and shall be sufficiently given ten (10) days after sending by facsimile of registered mail as follows, or to such other address as either party shall designate by notice so given to the other:

If to Synergx:	Synergx Systems Inc.
209 Lafayette Drive
Syosset, New York 11791
Attention: Secretary
Facsimile:

If to Executive:	P.O. Box 2059
East Hampton, New York 11937
Facsimile:

15 Governing Law. This Agreement shall be interpreted and construed under the laws of the State of New York applicable to contracts executed and to be performed wholly within that state.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

Synergx Systems Inc.

By: /s/JOHN POSERINA
Name: John Poserina
Title: Chief Financial Officer, Treasurer, Secretary,
Vice President and Director

By: /s/PAUL MENDEZ
Paul Mendez